[Diamond Hill Letterhead]

June 15, 2016

State Street Bank and Trust Company

Channel Center

1 Iron Street

Boston, Massachusetts 02210

Attention: Shawn Alarie, Senior Vice President

Re:	DIAMOND HILL SHORT DURATION TOTAL RETURN FUND; DIAMOND HILL CORE BOND FUND

Ladies and Gentlemen:

In accordance with Section 20.5, the Additional Funds and Portfolios provision of the Master Custodian Agreement dated as of March 1, 2014, between State Street Bank and Trust Company (the “Custodian”) and each of the entities set forth on Appendix A thereto, as amended, modified, or supplemented from time to time (the “Agreement”), Diamond Hill Funds hereby requests that the Custodian act as custodian for Diamond Hill Short Duration Total Return Fund and Diamond Hill Core Bond Fund under the terms of the Agreement. An updated version of Appendix A is attached hereto.

Please indicate your acceptance of the foregoing by signing this letter Agreement below.

Sincerely,

DIAMOND HILL FUNDS on behalf of Diamond Hill Short Duration Total Return Fund and Diamond Hill Core Bond Fund

By:	/s/ Gary Young
Name:	Gary Young
Title:	President, Duly Authorized

Agreed and Accepted:

STATE STREET BANK AND TRUST COMPANY

By:	/s/ Andrew Erickson
Name:	Andrew Erickson
Title:	Executive Vice President, Duly Authorized

Effective Date:

APPENDIX A

to

Master Custodian Agreement

(updated as of June 15, 2016)

Management Investment Companies Registered with the SEC and Portfolios thereof

DIAMOND HILL FUNDS

Diamond Hill Small Cap Fund

Diamond Hill Small-Mid Cap Fund

Diamond Hill Mid Cap Fund

Diamond Hill Large Cap Fund

Diamond Hill Select Fund

Diamond Hill Long-Short Fund

Diamond Hill Financial Long-Short Fund

Diamond Hill Corporate Credit Fund

Diamond Hill Research Opportunities Fund

Diamond Hill High Yield Fund

Diamond Hill Short Duration Total Return Fund

Diamond Hill Core Bond Fund

A-1